Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, February 11, 2026

CHICAGO, ILLINOIS – February 11, 2026 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2025 net sales and net earnings.

Fourth quarter 2025 net sales were $194,350,000 compared to $191,356,000 in fourth quarter 2024, an increase of $2,994,000 or 2%. Fourth quarter 2025 net earnings were $28,791,000 compared to $22,509,000 in fourth quarter 2024, and net earnings per share were $0.40 and $0.31 in fourth quarter 2025 and 2024, respectively, an increase of $0.09 per share or 29%.

Twelve months 2025 net sales were $724,675,000 compared to $715,530,000 in twelve months 2024, an increase of $9,145,000 or 1%. Twelve months 2025 net earnings were $100,052,000 compared to $86,827,000 in twelve months 2024, and net earnings per share were $1.37 and $1.18 in twelve months 2025 and 2024, respectively, an increase of $0.19 per share or 16%.

Mrs. Gordon said, “Successful marketing and sales programs contributed to higher sales in fourth quarter and twelve months 2025 compared to the prior year comparative periods. We continued to face some challenges in 2025 as customers and consumers became more resistant to higher prices, and these headwinds had some adverse effect on sales throughout 2025.

Many companies in the consumer products industry have increased selling prices in order to improve price realization in response to increasing input costs in recent years. We have implemented price increases as well during this period in order to mitigate certain input cost increases and recover our margin declines. Although we made progress in restoring our margins in 2025, certain ingredients and packaging materials unit costs, particularly cocoa and chocolate, continued to increase in 2025. Cocoa commodities markets have now retreated from their recent high price levels, but still remain above historical levels. As these lower costs begin to be reflected in our supply chain costs, we should realize lower cocoa and chocolate costs in late 2026 and into 2027. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

The Company uses the Last-In-First-Out (LIFO) method of accounting for inventory and costs of goods sold which generally results in lower current net earnings and income taxes during such periods of increasing costs and higher inflation. As a result, the above discussed higher input costs have had some adverse effects on our gross profit margins in 2025 and 2024. During the prior year fourth quarter 2024, the Company reduced inventories which resulted in a LIFO liquidation. The liquidated inventory was carried at lower costs prevailing in prior years as compared with current costs in 2024, and therefore provided a benefit to the prior year fourth quarter and twelve months 2024 results.

The Company’s effective income tax rates were 27.1% and 48.8% in fourth quarter 2025 and 2024 respectively, and 27.1% and 31.6% in twelve months 2025 and 2024, respectively. These effective tax rates reflect the adverse effect of certain deferred compensation that will not be deductible for income taxes when paid in future periods. The higher effective tax rates in fourth quarter and twelve months 2024 also reflect the write off of deferred tax assets relating to prior years’ deferred compensation which was no longer determined as tax deductible at that time. Excluding the income tax effects of such nondeductible deferred compensation, net earnings would have been $29,116,000 and $33,519,000 for fourth quarter 2025 and 2024, respectively; and $103,148,000 and $97,837,000 for twelve months 2025 and 2024, respectively. The decline in the aforementioned adjusted net earnings in fourth quarter 2025 reflects the favorable effects of the prior year’s LIFO liquidation as discussed above, and higher ingredient costs, primarily cocoa and chocolate, unfavorable sales mix, and adverse results of foreign operations in fourth quarter 2025.

Fourth quarter and twelve months 2025 net earnings did benefit from increased investment income from the Company’s investments in marketable securities, including a favorable adjustment to record additional bond accretion not previously reported on certain bonds purchased at a discount. However, fourth quarter and twelve months 2025 results were adversely impacted by unfavorable foreign exchange.

Our operations and sales are principally in North America, and our cross-border transactions with Canada and Mexico qualify under the USMCA free-trade agreement. Certain ingredients, including cocoa, chocolate and edible oils, as well as some packaging and other purchases, do have foreign origins outside of USMCA and the related higher tariffs on these purchases added to our costs in 2025. During fourth quarter 2025, tariffs on cocoa were rescinded and therefore we should realize some additional cost reductions on these purchases in 2026. We have estimated that our 2025 incremental cost of tariffs was approximately $3.7 million, which includes estimates of tariffs that were paid directly by our suppliers and passed on to us.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new customer and consumer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the effects of U.S. tariffs as well as retaliatory tariffs and other import fees and surcharges by other countries, the overall competitive environment in the Company’s industry, the ability to recover increases in input costs and tariffs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2025.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

December 31, 2025 and 2024

	Fourth Quarter Ended
	2025	2024

Net Sales	$194,350,000	$191,356,000
Net Earnings	$28,791,000	$22,509,000
Net Earnings Per Share*	$0.40	$0.31
Average Shares Outstanding*	72,879,000	73,239,000

	Twelve Months Ended
	2025	2024

Net Sales	$724,675,000	$715,530,000
Net Earnings	$100,052,000	$86,827,000
Net Earnings Per Share*	$1.37	$1.18
Average Shares Outstanding*	72,905,000	73,438,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 4, 2025 and April 5, 2024.